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                                                                    Exhibit 99.2


                   [LETTERHEAD OF APPLIED TECHNOLOGIES, INC.]


                                                            NEWS RELEASE

FOR RELEASE: IMMEDIATE
CONTACT: JOHN PETERSON - MEDIA
         MELISSA C. BERKOWITZ - SHAREHOLDERS
         (212) 308-5800


                      COMMODORE APPLIED TECHNOLOGIES
                         SAYS GAO REJECTS PROTEST

New York, NY, September 16, 1998 - Commodore Applied Technologies, Inc. (ASE:CXI, CXIW) announced today that the U.S. General Accounting Office has rejected a protest lodged by Teledyne-Commodore LLC, its joint venture with Teledyne Environmental, Inc., of the U.S. Army's funding decisions in the Assembled Chemical Weapons Assessment (ACWA) program. The company said that the GAO decision was based on administrative procedural issues, in particular, a lack of jurisdiction, not on the substantive issues involved. Therefore, the dismissal is without prejudice.

Commodore said that Teledyne-Commodore LLC is considering other options to challenge whether the Army acted properly and within its Congressional mandate when it decided not to fund Teledyne-Commodore LLC for demonstration testing in a program designed to find alternative technologies to incineration.

The Company also said that six members of the U.S. Senate have called on Secretary of Defense Cohen to fund all six technologies that the Army previously determined qualified for the testing phase of the ACWA program. Last month, following the Army's decision, the Senate added $43 million to the Defense Appropriations Bill to fund the additional ACWA testing in Fiscal 1999. Congress is expected to consider this bill within the next three weeks.

THESE MATERIALS CONTAIN FORWARD-LOOKING STATEMENTS BASED ON A SERIES OF PROJECTIONS AND ESTIMATES REGARDING ECONOMICS WITHIN THE COMPANY'S MARKETS, THE INDUSTRIES IN WHICH THE COMPANY OPERATES, THE EFFECTS OF LEGISLATION AND REGULATIONS, AS WELL AS BUSINESS AND COMPETITIVE OUTLOOK.

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